EXHIBIT 3.1

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED BYLAWS

OF

EDIBLE GARDEN AG INCORPORATED

On January 24, 2024 the Board of Directors of Edible Garden AG Incorporated, a Delaware corporation (the “Corporation”), approved at a meeting of the Board of Directors an amendment to the Corporation’s Amended and Restated Bylaws (the “Bylaws”) as follows:

1. Section 2.4 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 2.4 Quorum. At least one-third of the shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by the General Corporation Law of the State of Delaware (“DGCL”), the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) or these Bylaws. Where a separate vote by class or series is required, at least one-third of the shares of such class or series present in person or represented by proxy and entitled to vote shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall not be present or represented at any meeting of stockholders, then the chair of the meeting or the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote, shall have the power to adjourn the meeting from time to time, without notice (except as required by law or Section 2.3 of these Bylaws) until a quorum shall again be present or represented by proxy. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum.”

2. Section 2.9(c) of the Bylaws is hereby amended and restated in its entirety to read as follows:

“(c) Other Matters. Unless otherwise required by law, the Certificate of Incorporation, or these Bylaws, any matter, other than the election of directors, brought before any meeting of stockholders at which a quorum is present, shall be decided by a majority of votes cast on the matter.”

3. All other provisions of the Bylaws remain in full force and effect.